Exhibit 99.1

For Immediate Release

BERNIE BIANCHINO JOINS DIGITAL ALLY, INC.
BOARD OF DIRECTORS

FORMER CHIEF BUSINESS DEVELOPMENT OFFICER FOR SPRINT PCS BRINGS EXTENSIVE BUSINESS AND LEGAL EXPERIENCE TO BOARD

OVERLAND PARK, Kansas (June 18, 2009) – Digital Ally, Inc. (Nasdaq: DGLY), which develops, manufactures and markets advanced video surveillance products for law enforcement, homeland security and commercial security applications, today announced that Bernie Bianchino has been appointed to the Company’s Board of Directors.

“We are pleased to welcome Bernie to our Board of Directors and believe that he will make a significant contribution to our Company’s ability to execute its growth strategy,” stated Stanton E. Ross, Chief Executive Officer of Digital Ally, Inc.  “Bernie has extensive experience in business and law in the telecommunications and energy industries.  His positions with Sprint, Exxon, Qwest, Sprint PCS and Pegaso PCS (Mexico) have provided Bernie with capabilities and insights that should prove invaluable to our Board and management team as we pursue global expansion opportunities in new and existing markets.”

Mr. Bianchino, 60, is the President and Chief Executive Officer of Jaguar Telecom LLC, a wireless telecommunications firm that is pursuing opportunities for the resale of fixed wireless, local loop service in rural areas and that intends to develop a proprietary wireless data product for existing customers of a wireless carrier.  He founded Jaguar Telecom in 2003.

In 2003, Mr. Bianchino was employed by the Bryan Cave, LLP law firm in Kansas City, Missouri.

In 2001, he served as President and Chief Executive Officer of OnFiber Communications, a local fiber services venture headquartered in Austin, Texas that was founded to provide the delivery of fiber optic broadband services to service providers in major metropolitan areas throughout the U.S.

After leading the negotiations involving Sprint’s $200 million investment in Mexico City-based Pegaso PCS, in 2000 Mr. Bianchino was selected to serve as Chief Executive Officer of this Mexican national wireless and wireline telecommunications company, which served four of the largest cities in Mexico and was expanding into other cities.

From 1995 until 2000, Mr. Bianchino was the Chief Business Development Officer for Sprint PCS in Kansas City, Missouri.  In the start-up phase (1995-1998), he was responsible for developing and executing strategies to (1) develop a competitive environment among multiple suppliers of infrastructure to achieve a low-cost status, (2) create a national and local geographic “footprint” to address competitive pressures from established operators, (3) develop strategies for secondary and tertiary markets, and (4) obtain a significant “baseload” of national retail distribution.  In the operating phase (1998-2000), Mr. Bianchino was responsible for a $100 million business unit involving alternative distribution channels, the strategic business services group, and the towers business unit.

In 1994 and 1995, Mr. Bianchino served as Executive Vice President, General Counsel and External Affairs Officer of Qwest Communications in Denver, Colorado.  As such, he led the law, regulatory, real estate and contract administration groups at Qwest, which was then a start-up engaged in fiber optic data network development and the provision of commercial long distance service.

During the years 1986-1994, he was Vice President – Law and General Business at Sprint Corporation in Kansas City, Missouri.  Mr. Bianchino served in a number of vice presidential positions at both Sprint and US Sprint that culminated in his leadership of a group that provided general business advice to a headquarters staff responsible for all legal activities related to the business transactions of a $9 billion corporation with over 40,000 employees and 10 million customers.

From 1978 until 1994, Mr. Bianchino worked as Legal Counsel for Exxon Corporation’s new venture group, Exxon Enterprises.  He was initially assigned to the nuclear power subsidiary and through a series of promotions served in various legal capacities at the headquarters of Exxon Enterprises, Exxon Office Systems, Gilbarco and Reliance Electric.  He developed a reputation for handling many of the most challenging legal activities in the group, including responsibility for litigation involving uranium contracts, advice on divestitures, large government bids, multi-year commercial contracts, downsizings and restructurings, and technology development.

During the years 1974-1978, Mr. Bianchino worked for the U.S. Government in Oak Ridge, Tennessee, completing his service as a Senior Attorney with the United States Department of Energy, where he was primarily responsible for advice on Government contracts.

Mr. Bianchino received his undergraduate and law degrees from Washburn University in Topeka, Kansas and later participated in the Fuqua School of Business Executive Program for Corporate Counsel at Duke University.  He is former President of the Washburn Law School Association Board of Governors and currently serves as Chairman of the Washburn Endowment Association, a foundation with almost $100 million in assets that supports the programs of Washburn University.

About Digital Ally, Inc.

Digital Ally, Inc. develops, manufactures and markets advanced technology products for law enforcement, homeland security and commercial security applications.  The Company’s primary focus is digital video imaging and storage.  For additional information, visit www.digitalallyinc.com

The Company is headquartered in Overland Park, Kansas, and its shares are traded on The Nasdaq Capital Market under the symbol “DGLY”.

For Additional Information, Please Contact:

Stanton E. Ross, CEO at (913) 814-7774

or

RJ Falkner & Company, Inc., Investor Relations Counsel at (800) 377-9893 or via email at info@rjfalkner.com